================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)

                                   ----------

                                 LTX CORPORATION
                                (Name of Issuer)

 Common Stock, $.05 par value per share                       502392103
     (Title of class of securities)                         (CUSIP number)

                            Gary K. Duberstein, Esq.
                             Greenway Partners, L.P.
                           277 Park Avenue, 27th Floor
                            New York, New York 10017
                                 (212) 350-5100
            (Name, address and telephone number of person authorized
                     to receive notices and communications)

                                October 19, 1999
             (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [_].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7 for other parties to whom copies are to be sent.


                         (Continued on following pages)

                              (Page 1 of 13 pages)

================================================================================



NY2:\841188\02\$12C02!.DOC\56392.0003

-----------------------------------           ----------------------------------
CUSIP No. 502392103                    13D               Page 2 of 13 Pages
-----------------------------------           ----------------------------------

------------------ -------------------------------------------------------------
        1          NAME OF REPORTING PERSON              GREENWAY PARTNERS, L.P.
                   S.S. OR I.R.S. IDENTIFICATION NO.     13-3714238
                   OF ABOVE PERSON

------------------ -------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:     (a) [x]
                                                                         (b) [_]
------------------ -------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------
        4          SOURCE OF FUNDS:                            WC, OO
------------------ -------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEM 2(d) OR 2(e):                            [_]
------------------ -------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION:            Delaware
--------------------------------------------------------------------------------
    NUMBER OF           7     SOLE VOTING POWER:              350,000
      SHARES
                      ------- --------------------------------------------------
   BENEFICIALLY         8     SHARED VOTING POWER:                  0
     OWNED BY
                      ------- --------------------------------------------------
       EACH             9     SOLE DISPOSITIVE POWER:         350,000
    REPORTING
                      ------- --------------------------------------------------
   PERSON WITH          10    SHARED DISPOSITIVE POWER:             0
------------------ -------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                   PERSON:                                    350,000
------------------ -------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES:                                           [_]
------------------ -------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):     1.0%
------------------ -------------------------------------------------------------
       14          TYPE OF REPORTING PERSON:            PN
------------------ -------------------------------------------------------------

-----------------------------------           ----------------------------------
CUSIP No. 502392103                    13D               Page 3 of 13 Pages
-----------------------------------           ----------------------------------

------------------ -------------------------------------------------------------
        1          NAME OF REPORTING PERSON             GREENTREE PARTNERS, L.P.
                   S.S. OR I.R.S. IDENTIFICATION NO.    13-3752875
                   OF ABOVE PERSON

------------------ -------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:     (a) [x]
                                                                         (b) [_]
------------------ -------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------
        4          SOURCE OF FUNDS:                            WC, OO
------------------ -------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEM 2(d) OR 2(e):                            [_]
------------------ -------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION:            Delaware
--------------------------------------------------------------------------------
    NUMBER OF           7     SOLE VOTING POWER:              60,000
      SHARES
                      ------- --------------------------------------------------
   BENEFICIALLY         8     SHARED VOTING POWER:                  0
     OWNED BY
                      ------- --------------------------------------------------
       EACH             9     SOLE DISPOSITIVE POWER:         60,000
    REPORTING
                      ------- --------------------------------------------------
   PERSON WITH          10    SHARED DISPOSITIVE POWER:             0
------------------ -------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                   PERSON:                                    60,000
------------------ -------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES:                                           [_]
------------------ -------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):     0.2%
------------------ -------------------------------------------------------------
       14          TYPE OF REPORTING PERSON:            PN
------------------ -------------------------------------------------------------

-----------------------------------           ----------------------------------
CUSIP No. 502392103                    13D               Page 4 of 13 Pages
-----------------------------------           ----------------------------------

------------------ -------------------------------------------------------------
        1          NAME OF REPORTING PERSON            GREENHOUSE PARTNERS, L.P.
                   S.S. OR I.R.S. IDENTIFICATION NO.   13-3793447
                   OF ABOVE PERSON

------------------ -------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:     (a) [x]
                                                                         (b) [_]
------------------ -------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------
        4          SOURCE OF FUNDS:                            WC, AF, OO
------------------ -------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEM 2(d) OR 2(e):                            [_]
------------------ -------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION:            Delaware
--------------------------------------------------------------------------------
    NUMBER OF           7     SOLE VOTING POWER:                    0
      SHARES
                      ------- --------------------------------------------------
   BENEFICIALLY         8     SHARED VOTING POWER:            350,000
     OWNED BY
                      ------- --------------------------------------------------
       EACH             9     SOLE DISPOSITIVE POWER:               0
    REPORTING
                      ------- --------------------------------------------------
   PERSON WITH          10    SHARED DISPOSITIVE POWER:       350,000
------------------ -------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                   PERSON:                                    350,000
------------------ -------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES:                                           [_]
------------------ -------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):     1.0%
------------------ -------------------------------------------------------------
       14          TYPE OF REPORTING PERSON:            PN
------------------ -------------------------------------------------------------

-----------------------------------           ----------------------------------
CUSIP No. 502392103                    13D               Page 5 of 13 Pages
-----------------------------------           ----------------------------------

------------------ -------------------------------------------------------------
        1          NAME OF REPORTING PERSON             GREENHUT, L.L.C.
                   S.S. OR I.R.S. IDENTIFICATION NO.    13-3793450
                   OF ABOVE PERSON

------------------ -------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:     (a) [x]
                                                                         (b) [_]
------------------ -------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------
        4          SOURCE OF FUNDS:                            WC, AF, OO
------------------ -------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEM 2(d) OR 2(e):                            [_]
------------------ -------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION:            Delaware
--------------------------------------------------------------------------------
    NUMBER OF           7     SOLE VOTING POWER:                    0
      SHARES
                      ------- --------------------------------------------------
   BENEFICIALLY         8     SHARED VOTING POWER:            60,000
     OWNED BY
                      ------- --------------------------------------------------
       EACH             9     SOLE DISPOSITIVE POWER:               0
    REPORTING
                      ------- --------------------------------------------------
   PERSON WITH          10    SHARED DISPOSITIVE POWER:       60,000
------------------ -------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                   PERSON:                                    60,000
------------------ -------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES:                                           [_]
------------------ -------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):     0.2%
------------------ -------------------------------------------------------------
       14          TYPE OF REPORTING PERSON:            OO
------------------ -------------------------------------------------------------

-----------------------------------           ----------------------------------
CUSIP No. 502392103                    13D               Page 6 of 13 Pages
-----------------------------------           ----------------------------------

------------------ -------------------------------------------------------------
        1          NAME OF REPORTING PERSON             GREENBELT CORP.
                   S.S. OR I.R.S. IDENTIFICATION NO.    13-3791931
                   OF ABOVE PERSON

------------------ -------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:     (a) [x]
                                                                         (b) [_]
------------------ -------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------
        4          SOURCE OF FUNDS:                            OO
------------------ -------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEM 2(d) OR 2(e):                            [_]
------------------ -------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION:            Delaware
--------------------------------------------------------------------------------
    NUMBER OF           7     SOLE VOTING POWER:              772,500
      SHARES
                      ------- --------------------------------------------------
   BENEFICIALLY         8     SHARED VOTING POWER:                  0
     OWNED BY
                      ------- --------------------------------------------------
       EACH             9     SOLE DISPOSITIVE POWER:         772,500
    REPORTING
                      ------- --------------------------------------------------
   PERSON WITH          10    SHARED DISPOSITIVE POWER:             0
------------------ -------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                   PERSON:                                    772,500
------------------ -------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES:                                           [_]
------------------ -------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):     2.1%
------------------ -------------------------------------------------------------
       14          TYPE OF REPORTING PERSON:            CO
------------------ -------------------------------------------------------------

-----------------------------------           ----------------------------------
CUSIP No. 502392103                    13D               Page 7 of 13 Pages
-----------------------------------           ----------------------------------

------------------ -------------------------------------------------------------
        1          NAME OF REPORTING PERSON             GREENSEA OFFSHORE, L.P.
                   S.S. OR I.R.S. IDENTIFICATION NO.
                   OF ABOVE PERSON

------------------ -------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:     (a) [x]
                                                                         (b) [_]
------------------ -------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------
        4          SOURCE OF FUNDS:                            WC, OO
------------------ -------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEM 2(d) OR 2(e):                            [_]
------------------ -------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION:      Cayman Islands
--------------------------------------------------------------------------------
    NUMBER OF           7     SOLE VOTING POWER:              325,000
      SHARES
                      ------- --------------------------------------------------
   BENEFICIALLY         8     SHARED VOTING POWER:                  0
     OWNED BY
                      ------- --------------------------------------------------
       EACH             9     SOLE DISPOSITIVE POWER:         325,000
    REPORTING
                      ------- --------------------------------------------------
   PERSON WITH          10    SHARED DISPOSITIVE POWER:             0
------------------ -------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                   PERSON:                                    325,000
------------------ -------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES:                                           [_]
------------------ -------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):     0.9%
------------------ -------------------------------------------------------------
       14          TYPE OF REPORTING PERSON:            PN
------------------ -------------------------------------------------------------

-----------------------------------           ----------------------------------
CUSIP No. 502392103                    13D               Page 8 of 13 Pages
-----------------------------------           ----------------------------------

------------------ -------------------------------------------------------------
        1          NAME OF REPORTING PERSON            GREENHUT OVERSEAS, L.L.C.
                   S.S. OR I.R.S. IDENTIFICATION NO.   13-3868906
                   OF ABOVE PERSON

------------------ -------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:     (a) [x]
                                                                         (b) [_]
------------------ -------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------
        4          SOURCE OF FUNDS:                            WC, AF, OO
------------------ -------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEM 2(d) OR 2(e):                            [_]
------------------ -------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION:      Delaware
--------------------------------------------------------------------------------
    NUMBER OF           7     SOLE VOTING POWER:                    0
      SHARES
                      ------- --------------------------------------------------
   BENEFICIALLY         8     SHARED VOTING POWER:            325,000
     OWNED BY
                      ------- --------------------------------------------------
       EACH             9     SOLE DISPOSITIVE POWER:               0
    REPORTING
                      ------- --------------------------------------------------
   PERSON WITH          10    SHARED DISPOSITIVE POWER:       325,000
------------------ -------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                   PERSON:                                    325,000
------------------ -------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES:                                           [_]
------------------ -------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):     0.9%
------------------ -------------------------------------------------------------
       14          TYPE OF REPORTING PERSON:            OO
------------------ -------------------------------------------------------------

-----------------------------------           ----------------------------------
CUSIP No. 502392103                    13D               Page 9 of 13 Pages
-----------------------------------           ----------------------------------

------------------ -------------------------------------------------------------
        1          NAME OF REPORTING PERSON             ALFRED D. KINGSLEY
                   S.S. OR I.R.S. IDENTIFICATION NO.
                   OF ABOVE PERSON

------------------ -------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:     (a) [x]
                                                                         (b) [_]
------------------ -------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------
        4          SOURCE OF FUNDS:                            PF, AF, OO
------------------ -------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEM 2(d) OR 2(e):                            [_]
------------------ -------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION:      United States
--------------------------------------------------------------------------------
    NUMBER OF           7     SOLE VOTING POWER:               173,800
      SHARES
                      ------- --------------------------------------------------
   BENEFICIALLY         8     SHARED VOTING POWER:           1,507,500
     OWNED BY
                      ------- --------------------------------------------------
       EACH             9     SOLE DISPOSITIVE POWER:          173,800
    REPORTING
                      ------- --------------------------------------------------
   PERSON WITH          10    SHARED DISPOSITIVE POWER:      1,507,500
------------------ -------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                   PERSON:                                   1,681,300
------------------ -------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES:                                           [_]
------------------ -------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):     4.6%
------------------ -------------------------------------------------------------
       14          TYPE OF REPORTING PERSON:            IN
------------------ -------------------------------------------------------------

-----------------------------------           ----------------------------------
CUSIP No. 502392103                    13D              Page 10 of 13 Pages
-----------------------------------           ----------------------------------

------------------ -------------------------------------------------------------
        1          NAME OF REPORTING PERSON             GARY K. DUBERSTEIN
                   S.S. OR I.R.S. IDENTIFICATION NO.
                   OF ABOVE PERSON

------------------ -------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:     (a) [x]
                                                                         (b) [_]
------------------ -------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------
        4          SOURCE OF FUNDS:                            PF, AF, OO
------------------ -------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEM 2(d) OR 2(e):                            [_]
------------------ -------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION:      United States
--------------------------------------------------------------------------------
    NUMBER OF           7     SOLE VOTING POWER:                3,500
      SHARES
                      ------- --------------------------------------------------
   BENEFICIALLY         8     SHARED VOTING POWER:          1,507,500
     OWNED BY
                      ------- --------------------------------------------------
       EACH             9     SOLE DISPOSITIVE POWER:           3,500
    REPORTING
                      ------- --------------------------------------------------
   PERSON WITH          10    SHARED DISPOSITIVE POWER:     1,507,500
------------------ -------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                   PERSON:                                  1,511,000
------------------ -------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES:                                           [_]
------------------ -------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):     4.2%
------------------ -------------------------------------------------------------
       14          TYPE OF REPORTING PERSON:            IN
------------------ -------------------------------------------------------------

ITEM 1. SECURITY AND ISSUER.

                     This Amendment No.1 ("Amendment No.1") amends the Statement on Schedule 13D (the "Schedule 13D") filed on June 15, 1998 by and on behalf of the following persons: Greenway Partners, L.P. ("Greenway"), Greentree Partners, L.P. ("Greentree"), Greenhouse Partners, L.P. ("Greenhouse"), Greenhut, L.L.C. ("Greenhut"), Greenbelt Corp. ("Greenbelt"), Greensea Offshore, L.P. ("Greensea"), Greenhut Overseas, L.L.C. ("Greenhut Overseas"), Alfred D. Kingsley and Gary K. Duberstein (collectively the "Reporting Persons"). Except as otherwise indicated, capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Schedule 13D.

ITEM 5.              INTEREST IN SECURITIES OF THE ISSUER

                     (a) As of the date of this Statement, the Reporting Persons beneficially owned in the aggregate 1,684,800 Shares constituting 4.6% of the outstanding Shares (the percentage of Shares owned being based upon 36,249,118 Shares outstanding as of September 28, 1999 as set forth in the Company's Form 10-K405 filed on October 7, 1999). On information and belief, the Company consummated a sale of newly issued shares on or about October 19, 1999 which, when taking into account the sale of shares referred to in subsection (c) below, resulted in a decrease in the percentage of outstanding shares beneficially owned by the Reporting Persons of more than 1.0%. The Reporting Persons may be deemed to have direct beneficial ownership of Shares as follows:


                                                     Approximate
                         Number of                  Percentage of
Name                      Shares                 Outstanding Shares
----                      ------                 ------------------

Greenway                  350,000                       1.0%
Greentree                  60,000                       0.2%
Greensea                  325,000                       0.9%
Greenbelt                 772,500                       2.1%
Kingsley                  173,800                        0.5
Duberstein                  3,500                  less than 0.1%


                     Greenhouse, as the general partner of Greenway, may be deemed to own beneficially (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) Shares that Greenway may be deemed to possess direct beneficial ownership. Each of Kingsley and Duberstein, as general partners of Greenhouse, may be deemed to beneficially own Shares which Greenhouse may be deemed to beneficially own. Each of Kingsley and Duberstein disclaims beneficial ownership of such Shares for all other purposes.

                     Greenhut, as the general partner of Greentree, may be deemed to own beneficially (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) Shares which Greentree may be deemed to possess direct beneficial ownership. Each of Kingsley and Duberstein, as members of Greenhut, may be deemed to beneficially own Shares that Greenhut may be deemed to beneficially own. Each of Kingsley and Duberstein disclaims beneficial ownership of such Shares for all other purposes.

                     Greenhut Overseas, as the investment general partner of Greensea, may be deemed to own beneficially (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) Shares which Greensea may be deemed to possess direct beneficial ownership. Each of Kingsley and Duberstein, as members of Greenhut Overseas, may be deemed to beneficially own Shares that Greenhut Overseas may be deemed to beneficially own. Each of Kingsley and Duberstein disclaims beneficial ownership of such Shares for all other purposes.

                     Greenbelt has direct beneficial ownership of the Shares which it manages. Each of Kingsley and Duberstein, as executive officers and directors of Greenbelt, may be deemed to beneficially own Shares that Greenbelt beneficially owns. Each of Kingsley and Duberstein hereby disclaims beneficial ownership of such Shares for all other purposes.

                     (b) Greenway has the sole power to vote or direct the vote of 350,000 Shares and the sole power to dispose or to direct the disposition of such Shares. Greenhouse and Kingsley and Duberstein may be deemed to share with Greenway the power to vote or to direct the vote and to dispose or to direct the disposition of such Shares.

                     Greentree has the sole power to vote or direct the vote of 60,000 Shares and the sole power to dispose or direct the disposition of such Shares. Greenhut and Kingsley and Duberstein may be deemed to share with Greentree the power to vote or to direct the vote and to dispose or to direct the disposition of such Shares.

                     Greensea has the sole power to vote or direct the vote of 325,000 Shares and the sole power to dispose or direct the disposition of such Shares. Greenhut Overseas and Kingsley and Duberstein may be deemed to share with Greensea the power to vote or to direct the vote and to dispose or to direct the disposition of such Shares.

                     Greenbelt has the sole power to vote or direct the vote of 772,500 Shares and the sole power to dispose or direct the disposition of such Shares. Kingsley and Duberstein may be deemed to share with Greenbelt the power to vote or to direct the vote and to dispose or to direct the disposition of such Shares.

                     Kingsley has the sole power to vote or direct the vote of 173,800 Shares and the sole power to dispose or direct the disposition of such Shares.

                     Duberstein has the sole power to vote or direct the vote of 3,500 Shares and the sole power to dispose or direct the disposition of such Shares.

                     (c) On October 14, 1999, Greenway sold 150,000 Shares, Greensea sold 125,000 Shares and Greenbelt sold 225,000 Shares for a price of $15.1106 per share net on the NASDAQ National Market.

                     (d) No other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Shares, except the dividends from, or proceeds from the sale of Shares in each respective account managed by Greenbelt will be delivered into each such respective account. None of such individual managed accounts has an interest in more than five percent of the class of outstanding Shares.

                     (e) On October 14, 1999, the Reporting Persons ceased to be the beneficial owners of more than 5% of the Shares.

                                   SIGNATURES


                     After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information contained in this Statement is true, complete and correct.

Dated:     October 19, 1999


GREENHOUSE PARTNERS, L.P.                 GREENWAY PARTNERS, L.P.
                                          By:   Greenhouse Partners, L.P., its
                                                  general partner
By: /s/ Gary K. Duberstein
   -------------------------------
   Gary K. Duberstein, general            By: /s/ Gary K. Duberstein
                                             -----------------------------------
     partner                                 Gary K. Duberstein, general
                                               partner


GREENHUT, L.L.C.                          GREENTREE PARTNERS, L.P.
                                          By:   Greenhut, L.L.C., its general
                                                  partner
By: /s/ Gary K. Duberstein
   -------------------------------
   Gary K. Duberstein, Member             By: /s/ Gary K. Duberstein
                                             -----------------------------------
                                             Gary K. Duberstein, Member


GREENHUT OVERSEAS, L.L.C.                 GREENSEA OFFSHORE, L.P.
                                          By:   Greenhut Overseas, L.L.C., its
                                                investment general partner
By: /s/ Gary K. Duberstein
   -------------------------------
   Gary K. Duberstein, Member             By: /s/ Gary K. Duberstein
                                             -----------------------------------
                                             Gary K. Duberstein, Member


                                          GREENBELT CORP.

                                          By: /s/ Alfred D. Kingsley
                                             -----------------------------------
                                             Alfred D. Kingsley, President


                                             /s/ Alfred D. Kingsley
                                             -----------------------------------
                                             Alfred D. Kingsley


                                             /s/ Gary K. Duberstein
                                             -----------------------------------
                                             Gary K. Duberstein